EXHIBIT 21.1

SUBSIDIARIES OF STERLING

Subsidiaries of Sterling Financial Corporation

Klamath First Capital Trust I

Klamath First Capital Trust II

Sterling Capital Trust II

Sterling Capital Trust III

Sterling Capital Trust IV

Sterling Capital Statutory Trust V

Sterling Capital Trust VI

Tri-Cities Mortgage Corporation

Subsidiaries of Sterling Savings Bank

Action Mortgage Company

Harbor Financial Services, Inc. (a subsidiary of Evergreen First Service Corporation)

INTERVEST-Mortgage Investment Company

The Dime Service Corporation

Evergreen Environmental Development Corporation

Evergreen First Service Corporation

Fidelity Service Corporation

Pacific Cascades Financial, Inc.

Peter W. Wong Associates, Inc. (a subsidiary of Source Capital Corporation)

Source Capital Corporation

Source Capital Leasing Corporation (a subsidiary of Source Capital Corporation)

Tri-West Mortgage, Inc.

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